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                                                                  March 26, 2003

PERSONAL AND CONFIDENTIAL


Greg Gould
Chief Financial Officer
Colorado MEDtech, Inc.
345 S. Francis St., Unit F
P.O. Box 819
Longmont, Colorado 80502-0819


Dear Greg:

         This letter will confirm the understanding and agreement (the "Agreement") between ThinkEquity Partners, LLC ("TEP"), and Colorado MEDtech, Inc. (the "Company") as follows:

         1. Engagement. The Company hereby engages TEP during the Engagement Period (as defined in Section 3) as its sole placement agent for the private placement of (i) up to 955,000 shares of HEI, Inc's ("HEI's") common stock, par value $.05 per share (the "HEI Stock") and, (ii) up to $2,600,000 aggregate principal amount of HEI's notes due September 30, 2004 (the "HEI Notes") and, (together with the HEI Stock, the "Securities"), owned by it, in one or more related transactions (collectively, the "Private Placement") that are intended to be exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and the Investment Company Act of 1940, as amended (the "Investment Company Act"), and otherwise to comply with the applicable laws and regulations of any other jurisdictions in which the Securities are offered.

         2. TEP's Role. As contemplated by this Agreement, TEP accepts the engagement described herein and will provide the Company with financial advice and assistance relating to the Private Placement of the Securities. In particular, TEP will assist the Company in:

            (a) structuring the Private Placement;

            (b) identifying potential purchasers;

            (c) marketing the Private Placement; and

            (d) evaluating proposals and negotiating the sale of the Securities to the purchasers.

         3. Engagement Period. The term of this Agreement shall commence on the date hereof and continue through the earlier of (i) 45 days from such date or
(ii) the date of the final closing of the sale of Securities as part of the Private Placement of the Securities (the "Engagement Period"), unless terminated at an earlier date pursuant to Section 8 of this Agreement. Each closing of a sale of securities as part of the Private Placement is referred to herein as a "Closing."

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Colorado MEDtech, Inc.               Page 2                       March 26, 2003


         4. Certain Securities Laws Matters. No offers or sales of any securities of the same or similar classes as the Securities will be made by the Company or any affiliate during the six-month period after the completion of a Private Placement except in compliance with the registration requirements of the Securities Act or an exemption there from. The Company and TEP shall not make any general solicitation in connection with the offer and sale of the Securities. Assuming that the Company complies with its obligations under
Section 7(b), TEP will otherwise comply with Federal and applicable State securities laws, provided that TEP is not responsible for any misstatements or omissions regarding disclosures made by HEI.

         5. Best Efforts; No Fiduciary Duty. It is understood that in acting as placement agent for the Private Placement, TEP will seek to complete the Private Placement strictly on a best efforts basis, acting as the Company's agent and not as a principal in the sale and placement of the Securities, and that the consummation of the Private Placement will be subject to, among other things, market conditions as well as the written consent of the Company to the terms of the Private Placement, including the sales price. In such capacity, TEP shall act as an independent contractor, and any duties of TEP arising out of its engagement pursuant to this Agreement shall be owed solely to the Company; and this Agreement is not intended to create rights or obligations of either party for the benefit of third parties, including without limitation the creditors of the Company. It is understood that TEP's responsibility to the Company is solely contractual in nature and that TEP does not owe the Company, or any other party, any fiduciary duty as a result of its engagement.

         There may be other services which are required to be provided to the Company in connection with any transaction contemplated by this Agreement and which will be provided by others (e.g., independent auditors, attorneys or appraisers). Furthermore, the parties hereto understand that TEP is not required to purchase any Securities.

         6. Information. The Company shall furnish, or cause to be furnished, to TEP all information reasonably requested by TEP for the purpose of rendering services hereunder (all such information being the "Information"). The Company recognizes and confirms that TEP (a) will use and rely on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; (b) does not assume responsibility for the accuracy or completeness of the Information and such other information; and (c) will not make an appraisal of the HEI Stock or the HEI Notes. The Company agrees that all Information furnished to TEP in connection with this Agreement will be accurate in all material respects at the time provided and that if such Information, in whole or in part, becomes materially inaccurate, misleading or incomplete during the term of TEP's engagement hereunder, the Company will promptly so advise TEP in writing and correct any such inaccuracy or omission.

         TEP agrees that all Information it receives pursuant to this Agreement that is related to the Company ("Company Information") shall be used only for the purposes set forth in this Agreement. TEP further agrees that, except as otherwise required by law, judicial or administrative process or regulatory request or demand or other body having jurisdiction over TEP, or as contemplated by its engagement hereunder, all non-public Company Information furnished to TEP by or on behalf of the Company in connection with its engagement hereunder will be held by TEP as confidential, except to the extent (i) such Company Information is disclosed by TEP to its counsel or its employees or agents on a need-to-know basis, (ii) such Company Information is otherwise publicly available or becomes publicly available through no fault of TEP or (iii) such disclosure is deemed necessary to TEP in litigation or any other proceeding in which it or any of its current or former directors, officers, employees, agents, representatives are parties; provided however that if disclosure of any such non-public Company Information is requested pursuant to, or required by, applicable law or regulation or by legal process, TEP will (x) provide the Company with notice as promptly as reasonably practicable of such request or requirement in order to enable the Company

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Colorado MEDtech, Inc.               Page 3                       March 26, 2003

to seek an appropriate protective order or other remedy, to consult with TEP with respect to taking steps to resist or narrow the scope of such request or legal process or, in the sole discretion of the Company, to waive compliance, in whole or in part, with the terms hereof, or (y) cooperate with the Company in seeking any such protective order or other remedy. In the event that no such protective order or other remedy is obtained, or compliance with the terms hereof is waived by the Company, TEP will furnish only that portion of the requested Company Information that is advised by its counsel is legally required and will use reasonable efforts, at the Company's sole expense, to obtain reliable assurances that all Company Information that is so disclosed will be accorded confidential treatment.

         7. Responsibilities, Representations and Warranties of the Company:

            (a)   The sale of Securities to the Investors will be evidenced by
                  (i) a stock purchase agreement ("Purchase Agreement") between the Company and the Investors.

            (b) The Company agrees that the Company shall have sole responsibility for (i) ensuring that the sale of Securities contemplated by this Agreement shall be exempt from the registration requirements of the Securities Act, subject to the terms of this Agreement and the accuracy of the representations and warranties of the Investors contained in the Purchase Agreement and will otherwise comply with the securities laws of any applicable country or other jurisdiction, and (ii) qualifying the Securities for offering and sale under the applicable securities, or Blue Sky, laws of such states and other jurisdictions (domestic or foreign) as are necessary for the consummation of the Private Placement. Neither TEP nor the Company shall take any action or permit to be taken any action on its behalf that would cause such sale of Securities to fail to (i) qualify for such an exemption, or
                  (ii) otherwise comply with such securities laws.

            (c) The Company will reasonably believe at the time of any sale of Securities as part of the Private Placement that each purchaser is an "accredited investor" as that term is defined in Rule 501 of Regulation D of the SEC or an otherwise sophisticated investor satisfactory to the Company and TEP. Neither the Company nor any person acting on its behalf will offer or sell the Securities by any form of general solicitation or general advertising, including the methods described in Rule 502(c) of Regulation D.

            (d) The Company represents that no offers or sales of securities of the same or a similar class as the Securities have been made by it or for it during the six-month period ended on the date of this Agreement that would require the Securities to be registered under the Securities Act. The Company agrees that no offers or sales of any securities of the same or a similar class as the Securities will be made by it or on its behalf during the six-month period after the completion of an offering of the Securities pursuant to a Private Placement that would result in any obligation to register such Securities sold under such Private Placement under the Securities Act.

         8. Termination. This Agreement and all of TEP's obligations hereunder may be terminated by TEP for any reason upon giving ten days prior notice thereof to the other; provided, however, that in the event the Company or TEP does not perform any obligation under this Agreement or any of the Company's or TEP's representations and warranties hereunder are incomplete or inaccurate in any respect, this Agreement and all of TEP's or the Company's obligations hereunder, respectively, may be immediately terminated by TEP or the Company, respectively, by notice to the other. Upon termination, the Company

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Colorado MEDtech, Inc.               Page 4                       March 26, 2003

shall pay to TEP all fees earned and reimburse TEP for all reasonable expenses incurred, in accordance with Paragraphs 9 and 10 hereof, respectively. Notwithstanding any termination of or under this Agreement as provided herein, the following Sections of this Agreement will survive any such termination:
Section 4; the second paragraph of Section 6; Sections 9 through 19; and Annex
A.

         9. Fees. As compensation for the services to be rendered by TEP hereunder, the Company agrees to pay or cause to be paid at the Closing of a sale of the Securities a transaction fee to TEP equal to seven percent (7%) of the aggregate gross proceeds from such Closing; provided that, except as specified in the following sentence, if no Closing has occurred within 45 days of the date of this letter and none is scheduled at that time, TEP shall not be entitled to any fee with respect to any subsequent Closing. Notwithstanding anything in the previous sentence or in Section 14 of this Agreement to the contrary, if TEP has identified and contacted any potential purchaser of the Securities and TEP has disclosed the name of such potential purchaser to the Company in writing prior to, or in connection with, the termination of this Agreement, then the Company shall pay TEP the transaction fee specified in the first sentence of this paragraph 9 upon any subsequent sale of the Securities to such purchaser, provided, however, that the Company shall not be required to make the payment specified in this sentence if the purchaser is HEI, any affiliate of HEI, Duncan Soukup, Aquisitor plc, Acquisitor Holdings (Bermuda) Ltd., American Opportunity Trust plc, JO Hambro Capital Management Limited, JO Hambro Capital Management (Holdings) Limited or Christopher Harwood Bernard Mills unless negotiations concerning such sale were initiated prior to the end of the Engagement Period.

         The Company agrees to pay to TEP a refundable retainer fee of $10,000 in cash immediately upon execution of this Agreement. The retainer fee shall be credited against the transaction fee payable under this Agreement. In the event that TEP is not entitled any transaction fee pursuant to this Section, upon termination of this agreement, TEP will refund the retainer to the Company, less any expenses incurred by TEP that have not already been reimbursed.

         10. Expense Reimbursement. Regardless of whether or not the transactions contemplated by this Agreement are consummated, the Company agrees to reimburse TEP for all of its reasonable and documented out-of-pocket expenses in connection with the performance of its activities under the terms of this Agreement without prior approval, provided that expenses in excess of $10,000 individually or in the aggregate shall require the advance consent of the Company. Reasonable out-of-pocket expenses include, but are not limited to, costs such as printing, telephone, telex, courier service, direct computer expenses, accommodations, coach airfare, travel (to be pre-approved by the Company) and the fees and expenses of legal counsel employed by and for TEP that is reasonably satisfactory to the Company, provided that the Company acknowledges Debevoise & Plimpton is satisfactory. All such fees, expenses and costs will be billed monthly or in such other intervals or at such other times as are reasonably practicable for TEP and are payable when invoiced; provided that all such expenses billed prior to the Closing shall be paid at the Closing.

         The Company or any purchaser of Securities will bear all of their legal, accounting, printing and other expenses in connection with the offering and sale of the Securities. It is also understood that TEP will not be responsible for any fees or commissions payable to financial or other advisors utilized or retained by the Company or by any purchaser or offeree of the Securities.

         Expenses related to indemnification subject to Section 11 and Annex A are not subject to this paragraph.

         11. Indemnity. In addition to the fees and reimbursement of expenses provided for above, the Company and TEP agree to the indemnification provisions set forth as Annex A hereto, which are incorporated herein by reference as if fully set forth herein.

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Colorado MEDtech, Inc.               Page 5                       March 26, 2003

         12. Amendments; Governing Laws. This Agreement may not be amended or modified except in writing signed by each of the parties and shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to the conflict of law principles thereof.

         13. Confidentiality. Except as required by law, this Agreement and the services and advice to be provided by TEP hereunder, shall not be disclosed to third parties by either party hereto without the other parties' prior written permission. Notwithstanding the foregoing, when the Private Placement is completed, TEP may advertise the services it provided to the Company in connection with this Agreement.

         14. No Brokers. The Company represents and warrants to TEP that it has not incurred, and shall not incur, directly or indirectly any liability for any brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or the Private Placement, except for the liability of the Company to TEP hereunder and that there are no other financial advisors or similar persons entitled to receive compensation from the Company in connection with any transaction contemplated herein, provided that this Section 14 shall not prohibit the Company from incurring any such liability to any party for brokerage or finders' fees or agents' commissions or similar charges upon the termination of this Agreement so long as the Company complies with the terms of Section 9.

         15. Authorization. The Company and TEP each represents and warrants that it has all requisite power and authority to enter into and carry out the terms and provisions of this Agreement and the execution, delivery and performance of this Agreement does not breach or conflict with any agreement (whether written or oral), document or instrument to which it or any of its subsidiaries is a party or is bound.

         16. Notices. All communications hereunder shall be in writing and shall be mailed or delivered (a) to the Company, at its offices at 345 S. Francis St, Unit F, P.O. Box 819, Longmont, Colorado 80502-0819, Attention: Greg Gould, and
(b) to TEP, at its offices at 28 West 44th Street, Suite 1202, New York, NY 10036, Attention: David Strupp.

         17. Waiver of Trial by Jury. Each of TEP and the Company (on its own behalf and, to the extent permitted by applicable law, on behalf of its affiliates and stockholders) waives all right to trial by jury in any action, claim, suit, proceeding or counterclaim (whether based upon contract, tort or otherwise) relating to or arising out of the engagement of TEP pursuant to, or the performance by TEP of the services contemplated by, this Agreement.

         18. Full Service Securities Firm. The Company acknowledges that TEP is a full service securities firm and in the ordinary course of its business, for its own account or the accounts of its customers, holds long or short positions in securities or derivative securities (including options), which may include securities or derivative securities relating to HEI, the Company or other entities which may be involved in the engagement contemplated by this Agreement. Nothing in this Agreement shall be deemed to prohibit TEP from providing any services permitted by applicable law to any third party or from engaging in any lawfully permitted activity on its own behalf.

         19. Miscellaneous. This Agreement, including Annex A, constitutes the entire understanding and agreement between the Company and TEP with respect to the subject matter hereof and supersedes all prior understandings or agreements among the parties with respect thereto, whether oral or written, express or implied. This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and inure to the benefit of each party's successors but may not be assigned without the prior written approval of the other parties. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument. The descriptive headings of the Paragraphs of this Agreement are inserted for convenience only, do not

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Colorado MEDtech, Inc.               Page 6                       March 26, 2003

constitute a part of this Agreement and shall not affect in anyway the meaning or interpretation of this Agreement.


         TEP is delighted to accept this engagement and looks forward to working with you. Please confirm that the foregoing correctly sets forth our agreement by signing the enclosed duplicate of this letter in the space provided and returning it, whereupon this letter shall constitute a binding agreement as of the date first above written.


                                 Very truly yours,

                                 THINKEQUITY PARTNERS, LLC



                                 BY: /s/ David J. Strupp, Jr.
                                     ----------------------------
                                     David J. Strupp, Jr.
                                     Head of Health Care Investment Banking


ACCEPTED AND AGREED TO
AS OF THE ABOVE DATE:

Colorado MEDtech, Inc.



BY:    /s/ Gregory A. Gould
   ------------------------
   Gregory A. Gould
   Chief Financial Officer

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                            ANNEX A: INDEMNIFICATION

         The Company agrees to indemnify and hold harmless TEP, its affiliates and its and their respective directors, officers, employees, agents and controlling persons (TEP and each such person or entity being an "Indemnified Party") from and against any losses, claims, damages and liabilities, joint or several, as incurred, (collectively, the "Damages"), to which such Indemnified Party may become subject under any United States federal or state law, or otherwise, and in connection with or otherwise relating to or arising from (i) any transaction contemplated by this Agreement or the engagement of TEP pursuant to and the performance of services by an Indemnified Party hereunder or (ii) any untrue statement or an alleged untrue statement of a material fact contained in any information (whether written or oral) or documents including without limitation the Information and any public information, furnished or made available by the Company, HEI, directly, through TEP or otherwise, to any purchaser or offeree of the Securities or any of their representatives or the omission or the alleged omission to state therein a material fact necessary in order to make the statements therein not misleading, in the light of the circumstances under which they were made; provided, however, that the Company will not be liable to an Indemnified Party under clause (i) hereof to the extent that any loss, claim, damage or liability is found in a final non-appealable judgment by a court to have resulted from such Indemnified Party's bad faith, gross negligence or willful misconduct in performing the services described above. The Company also agrees to reimburse each Indemnified Party for all reasonable and documented fees and expenses (including the reasonable fees and expenses of one counsel (in addition to any local counsel) that is reasonably satisfactory to the Company) (collectively, "Expenses") as they are incurred in connection with investigating, preparing, pursuing or defending any threatened or pending claim, action, proceeding or investigation (collectively, the "Proceedings") arising therefrom, whether or not such Indemnified Party is a formal party to such Proceeding and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company. The Company also agrees that no Indemnified Party will have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or any person asserting claims on behalf of the Company arising out of or in connection with any transactions contemplated by this letter agreement or the engagement of or performance of services by any Indemnified Party thereunder except to the extent that any Damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of the Indemnified Party.

         If for any reason, the indemnification provided for in this Agreement is available under the terms of this Agreement, but is for any reason held unenforceable or otherwise unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then the Company will contribute to the amount paid or payable by an Indemnified Party as a result of such Damages (including all Expenses incurred) in such proportion as is appropriate to reflect the relative benefits to the Company on the one hand and TEP on the other hand, in connection with the matters covered by this Agreement or, if the foregoing allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of such parties as well as any relevant equitable considerations. The Company agrees that for purposes of this paragraph the relative benefits to the Company, and TEP in connection with the matters covered by this Agreement will be deemed to be in the same proportion that the total value paid or received or to be paid or received by the Company in connection with the transactions contemplated by this Agreement, whether or not consummated, bears to the fees paid or received by TEP under this Agreement; provided, that, to the extent permitted by applicable law in no event will the total contribution of all Indemnified Parties to all such Damages exceed the amount of fees actually received and retained by TEP hereunder (excluding any amounts received by TEP as reimbursement of expenses).

         Promptly after receipt by an Indemnified Party of notice of any claim or the commencement of any action (including any governmental action), such Indemnified Party will, if a claim in respect thereof is to be made against any indemnifying party under the terms herein, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the Indemnified Parties. Notwithstanding the preceding sentence, any Indemnified Party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such Indemnified Party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. In such event, the fees and disbursement of such separate counsel will be paid by the Company, provided that the Company shall not be responsible for the fees and expenses of more than one separate counsel (in addition to any local counsel) for all similarly situated Indemnified Parties.

         The Company agrees not to enter into any waiver, release or settlement of any Proceeding (whether or not TEP or any other Indemnified Party is a formal party to such Proceeding) in respect of which indemnification may be sought hereunder (whether or not TEP or any other Indemnified Party is an actual or potential party to such claim, action or proceeding) without the prior written consent of TEP, unless such waiver, release or settlement includes an unconditional release of TEP and each Indemnified Party from all liability arising out of such Proceeding.

         In the event TEP or any Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company or any affiliate or any participant in a transaction covered hereby in which TEP or such Indemnified Party is not named as a defendant, the Company agrees to reimburse TEP for all reasonable and documented out-of-pocket expenses incurred by it in connection with such Indemnified Party's appearing and preparing to appear as a witness, including, without limitation the fees and disbursements of its legal counsel, and to compensate TEP in an amount to be mutually agreed upon.

         The indemnity, reimbursement and contribution obligations of the Company hereunder will be in addition to any liability which the Company may otherwise have to any Indemnified Party and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company or an Indemnified Party.